UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 14, 2006
(February 08, 2006)

SCP POOL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-26640	36-3943363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

109 Northpark Boulevard, Covington, Louisiana      70433-5001
    (Address of Principal Executive Offices)                  (Zip Code)

Registrant’s telephone number, including area code      (985) 892-5521

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

SCP Pool Corporation Strategic Plan Incentive Program

The following is a description of the SCP Pool Corporation Strategic Plan Incentive Program (the “Strategic Plan Incentive”) provided pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K, which requires a written description of a compensatory plan or arrangement when no formal document contains the compensation information.

On February 8, 2006, the Compensation Committee of our Board of Directors approved the implementation of the Strategic Plan Incentive for our senior Officers and General Managers. The purpose of the Strategic Plan Incentive is to promote the interests of our Company and our stockholders by providing our senior management with an additional incentive upon achievement of specified business and earnings objectives related to our strategic plans for internal growth.

Under the terms of the Strategic Plan Incentive, each senior Officer and General Manager is eligible to earn an incentive in an amount equal to up to 200% of their base salary based on the Company’s organic growth of earnings per share over a three year period. This incentive will be fully effective in the 2008 period with the Company’s 2005 earnings objective as the baseline. For the initial two years of the Strategic Plan Incentive (2006 and 2007), the Company’s 2005 earnings objective shall serve as the baseline with the participants eligible to earn up to one-third of the total plan incentive in 2006, and two-thirds of the total plan incentive in 2007.

Payment pursuant to the Strategic Plan Incentive (if any) shall be made in February after the end of the performance period during which incentives were earned.

On February 8, 2006, the Compensation Committee of our Board of Directors approved 2005 bonus payments to our Named Executive Officers and as well as other officers and key employees. These bonus payments were made pursuant to and consistent with the objective performance measures of the SCP Pool Corporation Executive Bonus Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCP POOL CORPORATION

By: /s/ Mark W. Joslin
Mark W. Joslin
Vice President and Chief Financial Officer

Dated: February 14, 2006

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